Exhibit 4.1

AMENDMENT NO. 1

TO

SHAREHOLDER RIGHTS PLAN

Amendment No. 1, dated as of March 9, 2015 (this "Amendment"), to the Servotronics, Inc. Shareholder Rights Plan, dated as of October 15, 2012 (the "Rights Plan").

WITNESSETH

    The definition of "Acquiring Person" set forth in Section 1 of the Rights Plan is hereby amended and restated in its entirety as follows:

    (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, without the prior approval of a majority of the Continuing Directors, shall be the Beneficial Owner of 25% or more of the then Outstanding Non-ESOT Shares, provided, however, that Acquiring Person shall not mean (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company (including without limitation the Servotronics, Inc. Employee Stock Ownership Plan [the "ESOP"]), (iv) any entity holding shares of Common Stock organized, appointed, or established by the Company or any of its Subsidiaries for or pursuant to the terms of any such plan (including without limitation the Servotronics, Inc. Employee Stock Ownership Trust [the "ESOT"]), (v) Dr. Nicholas D. Trbovich ("Dr. Trbovich") or any executor, administrator, attorney-in-fact, agent, proxy or personal representative (acting in his or her capacity as such) of Dr. Trbovich, (vi) any trustee serving under the last will and testament of Dr. Trbovich (acting in his or her capacity as such), (vii) Kenneth D. Trbovich or (viii) a Person who inadvertently becomes the beneficial owner of 25% or more of the then Outstanding Non-ESOT Shares and who (A) represents to the Board of Directors of the Company that the acquisition of such shares was inadvertent without intent to make a tender offer; (B) undertakes to sell, within five Business Days, to a Person other than the Company, enough shares so that his total Beneficial Ownership is less than 25% of the then Outstanding Non-ESOT Shares; and (C) in fact does sell such shares within five Business Days.

    The Rights Plan will not otherwise be supplemented or amended by virtue of this Amendment, but will remain in full force and effect.
    This Amendment shall be effective as of the date first above written and all references to the Rights Plan shall, from and after such time, be deemed to be references to the Rights Plan as amended hereby.

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IN WITNESS WHEREOF, this Amendment has been duly executed by the Company as of the date first above written.

SERVOTRONICS, INC.

By /s/ Kenneth D. Trbovich
Name: Kenneth D. Trbovich
Title: President

ATTEST:

/s/ Bernadine E. Kucinski
Name: Bernadine E. Kucinski
Title: Assistant Corporate Secretary